News Release
For more information, contact:
Dave Conley
Corporate Communications
AquaBounty Technologies, Inc.
+1 613 294 3078
AquaBounty Technologies, Inc. Announces Results for the
Quarter and Nine Months Ended September 30, 2019
MAYNARD, MA., November 5, 2019 (GLOBE NEWSWIRE) - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, announces the Company’s financial results for the third quarter and nine months ended September 30, 2019.
Financial and Operational Summary:

•	Production volume of salmon at Indiana farm now at 77 metric tons;

•	a marketing and communications agency was appointed to advance commercialization activities, including consumer research;

•
net loss for the nine-month period ended September 30, 2019, increased to $9.8 million from $8.0 million in the corresponding period of the previous year, and net loss for the three-month period ended September 30, 2019, increased to $3.0 million from $2.7 million in the corresponding period of the previous year, due to increases in production operations, headcount, and legal fees in support of the U.S. Food and Drug Administration’s (FDA) defense of their approval of AquAdvantage Salmon; and

•	cash at September 30, 2019, was $6.4 million (December 31, 2018: $3.0 million).
Sylvia Wulf, Chief Executive Officer of AquaBounty, stated: “We are thrilled with the progress of our salmon at our Indiana farm. The fish are growing extremely well, and they look fantastic. A new batch of AquAdvantage Salmon eggs was recently received at the farm, and we now have three cohorts of fish in the water. Every day we move closer to our first harvests, which we expect to commence in June of next year.”
“I am also pleased to welcome Angela M. Olsen to AquaBounty in her role as General Counsel. Her experience in regulatory affairs and business development will be integral to our international growth.”
About AquaBounty Technologies:
AquaBounty is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species. For more information about AquaBounty, visit www.aquabounty.com.
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for and timing of the grow-out of our fish at our Indiana farm, the commercialization of our products, the harvest and sale of our fish, and our international growth. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(unaudited)

	As of
	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,412,921	$2,990,196
Certificate of deposit	12,712	12,361
Other receivables	73,340	115,982
Inventory	477,077	76,109
Prepaid expenses and other current assets	391,561	315,969
Total current assets	7,367,611	3,510,617

Property, plant and equipment, net	24,780,705	23,716,768
Right of use assets, net	413,235	—
Definite-lived intangible assets, net	161,014	171,292
Indefinite-lived intangible assets	191,800	191,800
Other assets	45,001	80,583
Total assets	$32,959,366	$27,671,060

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,102,621	$824,900
Other current liabilities	61,315	20,423
Current debt	149,069	71,613
Total current liabilities	1,313,005	916,936

Long-term lease obligations	368,739	—
Long-term debt	4,397,539	3,519,821
Total liabilities	6,079,283	4,436,757

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized;
21,605,322 (2018: 15,098,837) shares outstanding	21,605	15,099
Additional paid-in capital	156,022,668	142,707,957
Accumulated other comprehensive loss	(440,738)	(574,186)
Accumulated deficit	(128,723,452)	(118,914,567)
Total stockholders’ equity	26,880,083	23,234,303

Total liabilities and stockholders’ equity	$32,959,366	$27,671,060

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues
Product revenues	$—	$10,938	$140,371	$77,933

Costs and expenses
Product costs	—	8,874	120,605	72,393
Sales and marketing	206,256	64,971	381,637	222,999
Research and development	446,582	804,758	1,923,512	2,663,397
General and administrative	2,346,754	1,852,362	7,489,622	5,067,226
Total costs and expenses	2,999,592	2,730,965	9,915,376	8,026,015

Operating loss	(2,999,592)	(2,720,027)	(9,775,005)	(7,948,082)

Other income (expense)
Gain on disposal of equipment	—	—	8,548	11,745
Interest expense	(17,933)	(5,169)	(45,483)	(15,854)
Other income (expense), net	(697)	(1,832)	3,055	(5,773)
Total other income (expense)	(18,630)	(7,001)	(33,880)	(9,882)

Net loss	$(3,018,222)	$(2,727,028)	$(9,808,885)	$(7,957,964)

Other comprehensive income (loss):
Foreign currency translation income (loss)	(38,892)	84,711	133,448	(113,218)
Total other comprehensive income (loss)	(38,892)	84,711	133,448	(113,218)

Comprehensive loss	$(3,057,114)	$(2,642,317)	$(9,675,437)	$(8,071,182)

Basic and diluted net loss per share	$(0.14)	$(0.21)	$(0.50)	$(0.64)
Weighted average number of common shares -
basic and diluted	21,604,072	12,848,376	19,556,607	12,528,995

4